Exhibit 99

TRIBUNE REPORTS 2005 FIRST QUARTER RESULTS

CHICAGO, April 15, 2005—Tribune Company (NYSE: TRB) today reported first quarter 2005 diluted earnings per share (EPS) of $.44 compared with $.35 in the first quarter of 2004. The 2005 first quarter results included a net non-operating gain of $.03 per diluted share, while the 2004 first quarter results included a net non-operating loss of $.05 per diluted share.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only. This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

“Our results in the first quarter were in line with our expectations,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer. “Newspaper advertising revenue growth was solid in January and February, although March was negatively impacted by the timing of the Easter holiday. In television, our results reflected overall industry softness and the impact of Local People Meters in our major markets.”

FIRST QUARTER 2005 RESULTS1
(Compared to First Quarter 2004)

CONSOLIDATED

Tribune’s 2005 first quarter operating revenues decreased 1 percent to $1.32 billion from $1.33 billion in the 2004 first quarter. Consolidated cash operating expenses increased $5 million, or 0.5 percent. Operating cash flow was down 7 percent to $310 million, while operating profit decreased 8 percent to $252 million.

PUBLISHING

Publishing’s first quarter operating revenues were $1 billion, flat compared with last year’s first quarter. However, excluding Newsday, first quarter operating revenues were up 2 percent. Newsday implemented lower ad rates as a result of the significant reduction in reported circulation in September 2004. Publishing cash operating expenses were down 1 percent. Publishing operating cash flow was $243 million, a 4 percent increase from $235 million. Publishing operating profit increased 5 percent to $199 million, up from $190 million in 2004.

1 “Operating profit” for each segment excludes interest income and expense, equity income and losses, non-operating items and income taxes. “Operating cash flow” is defined as operating profit before depreciation and amortization. “Cash operating expenses” are defined as operating expenses before depreciation and amortization. Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses. References to individual daily newspapers include their related businesses.

      Management Discussion
•	Advertising revenues increased 2 percent for the quarter. Excluding Newsday, advertising revenues increased 3 percent.
•	Retail advertising revenues rose 2 percent for the quarter. Increases in auto supply, food and drug, hardware/home improvement and health care categories were partially offset by declines in education and apparel/fashion. Preprint revenues increased 8 percent, led by a 14 percent increase in Los Angeles, a 9 percent increase in Chicago and a 10 percent increase in South Florida; Newsday was up 2 percent.
•	National advertising was down 1 percent for the quarter with decreases in the transportation, technology, resorts and movie categories, partially offset by increases in financial and auto.
•	Classified advertising was up 3 percent for the quarter. Help wanted revenues for the group were up 11 percent; Los Angeles was up 7 percent; Chicago rose 11 percent; and Newsday was down 15 percent. Real estate revenues rose 4 percent and auto revenues were down 5 percent for the quarter.
•	Circulation revenues were down 9 percent primarily due to volume declines at each of the Company’s newspapers, as well as selectively higher discounting. The largest revenue declines were at Los Angeles and Newsday. Excluding these two newspapers, circulation revenues were down 4 percent.
•	Interactive revenues, which are included in the above categories, were up 39 percent to $40 million due to strength in classified and banner/sponsorship advertising.
•	Cash operating expenses decreased 1 percent due primarily to lower compensation expense, partially offset by higher newsprint prices. Newsprint and ink expense was 2 percent higher as newsprint cost per ton was up 12 percent while consumption decreased 9 percent.

BROADCASTING AND ENTERTAINMENT

Broadcasting and Entertainment’s first quarter operating revenues decreased 6 percent to $310 million, down from $329 million in 2004. Group cash operating expenses were up 5 percent, or $11 million. The increase was due to $13.5 million of additional compensation expense recorded by the Chicago Cubs related to the Sammy Sosa trade. Operating cash flow was $80 million, down 27 percent from $110 million, and operating profit decreased 31 percent to $67 million from $97 million.

Television’s first quarter revenues decreased 5 percent to $290 million, down from $306 million in 2004. Television cash operating expenses were down 1 percent from last year. Television operating cash flow was $99 million, a 13 percent decrease from $114 million. Television operating profit declined 15 percent to $87 million, down from $102 million.

      Management Discussion
•	Television advertising declines were primarily driven by weakness in the automotive, movie and telecom categories. Television revenues in New York, Los Angeles, Chicago and Boston continue to be impacted by Local People Meters.

•	Television cash operating expenses were down 1 percent primarily due to lower sales commissions and cost reduction initiatives.
•	Radio/entertainment results reflect the impact of the Cubs trade noted above.

EQUITY RESULTS

Net equity income was $0.5 million in the first quarter of 2005, compared with a net loss of $4 million in the first quarter of 2004. The increase reflects improvements at Comcast SportsNet Chicago and TV Food Network.

NON-OPERATING ITEMS

In the 2005 first quarter, Tribune recorded a pretax non-operating loss of $4 million. In addition, the Company recorded favorable income tax settlement adjustments of $12 million as a reduction in income tax expense. In the aggregate, non-operating items in the first quarter of 2005 resulted in an after-tax gain of $9 million, or $.03 per diluted share.

In the 2004 first quarter, the Company recorded a pretax non-operating loss of $27 million ($16 million after-tax, or $.05 per diluted share). Non-operating items in the first quarter of 2004 included a loss from marking-to-market the Company’s PHONES derivatives and related Time Warner investment and a gain from the sale of the Company’s ownership interest in La Opinión.

ADDITIONAL FINANCIAL DETAILS

Corporate expenses for the 2005 first quarter increased to $13.4 million from $12.9 million in the first quarter of 2004 primarily due to higher retirement plan expense.

Net interest expense for the 2005 first quarter decreased to $34 million, down 25 percent from $45 million in the first quarter of 2004. The decrease was primarily due to the retirement of higher interest rate debt, which was replaced with commercial paper in the second quarter of 2004. Debt, excluding the PHONES, was $1.8 billion at the end of the 2005 first quarter compared with $2.0 billion at the end of the first quarter of 2004.

The effective tax rate in the 2005 first quarter was 33.5 percent, compared with 38.7 percent in the 2004 first quarter. In the first quarter of 2005, the Company reduced its income tax expense and liabilities by $12 million as a result of favorably resolving certain federal income tax issues.

Diluted average shares outstanding declined by 5 percent primarily due to significant stock repurchases in 2004.

Capital expenditures were about $37 million in the first quarter of 2005.

2005 FINANCIAL ASSUMPTIONS

Consolidated revenues will continue to be impacted by many factors, including changes in national and local economic conditions, job creation, circulation levels and audience shares. As a result of this limited visibility, the Company is currently not providing revenue guidance for 2005; investors are encouraged to review the Company’s monthly revenue releases for current trends.

Consolidated operating expenses are expected to decline in 2005 due to the absence of the $90 million advertising settlement charge and the $41 million of position elimination costs recorded in 2004. Other consolidated operating expenses are expected to be up about 2 percent for 2005 due to higher expenses for retirement and medical plans and newsprint, along with a slight increase in broadcast rights expense. Net equity income is projected to be somewhat higher than 2004. Interest expense is expected to be somewhat below 2004 due to the full year impact of the debt refinancing in the second quarter of 2004. The effective income tax rate for 2005 is expected to be approximately 38 percent. Capital expenditures are projected to increase slightly over 2004. The Company expects to adopt Financial Accounting Standard No. 123R, which requires the expensing of stock options, in the first quarter of 2006.

WEBCAST OF CONFERENCE CALL

Today at 8 a.m. (CDT), a live webcast of the 2005 first quarter conference call will be accessible through www.tribune.com and www.ccbn.com. An archive of the webcast will be available on these sites from April 15 through April 22. More information about Tribune is available at www.tribune.com or by calling 800/757-1694.

TRIBUNE (NYSE: TRB) is one of the country’s premier media companies, operating businesses in publishing and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and web sites in the nation’s top three markets. In publishing, Tribune operates 11 leading daily newspapers including the Los Angeles Times, Chicago Tribune and Newsday, plus a wide range of targeted publications including Spanish-language Hoy. The Company’s broadcasting group operates 26 television stations; Superstation WGN on national cable; WGN-AM in Chicago; and the Chicago Cubs baseball team. Popular news and information web sites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. Such comments and statements should be understood in the context of Tribune’s publicly available reports filed with the Securities and Exchange Commission (“SEC”), including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the Company’s business or financial results. Any of these factors could cause actual future performance to differ materially from current expectations. Tribune Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K.

MEDIA CONTACT: Gary Weitman 312/222-3394 (office) 312/222-1573 (fax) gweitman@tribune.com	INVESTOR CONTACT: Ruthellyn Musil 312/222-3787 (office) 312/222-1573 (fax) rmusil@tribune.com

TRIBUNE COMPANY
FIRST QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	FIRST QUARTER (A)
	2005	2004	% Change
OPERATING REVENUES	$ 1,315,744	$ 1,332,317	(1.2)
OPERATING EXPENSES	1,063,687	1,059,042	0.4

OPERATING PROFIT (B)	252,057	273,275	(7.8)

Net Income (Loss) on Equity Investments	471	(4,373)	NM
Interest Income	1,082	1,276	(15.2)
Interest Expense	(35,091)	(46,677)	(24.8)
Non-Operating Items (C)	(3,843)	(26,579)	NM

Income Before Income Taxes	214,676	196,922	9.0

Income Taxes (C)	(71,829)	(76,241)	(5.8)

NET INCOME	142,847	120,681	18.4

Preferred Dividends	(2,090)	(2,077)	0.6

Net Income Attributable to Common Shares	$ 140,757	$ 118,604	18.7

EARNINGS PER SHARE

Basic	$ .44	$ .36	22.2

Diluted (D)	$ .44	$ .35	25.7

DIVIDENDS PER COMMON SHARE	$ .18	$ .12	50.0

Diluted Weighted Average Common Shares Outstanding (E)	320,366	336,094	(4.7)

(A)	2005 first quarter: Dec. 27, 2004 to March 27, 2005. (13 weeks) 2004 first quarter: Dec. 29, 2003 to March 28, 2004. (13 weeks)

(B)	Operating profit excludes interest income and expense, equity income and losses, non-operating items and income taxes.

(C)	The first quarter of 2005 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Loss on derivatives and related investments (1)	$ (2,252)	$ (1,374)	$ –
Gain on sales of investments	1,108	676	–
Loss on investment write-downs and other	(2,699)	(1,646)	–
Income tax settlement adjustments (2)	–	11,829.03

Total non-operating items	$ (3,843)	$ 9,485	$ .03

The first quarter of 2004 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Loss on derivatives and related investments (1)	$ (45,501)	$ (27,755)	$ (.09)
Gain on sales of investments (3)	21,518	13,126.04
Loss on investment write-downs and other	(2,596)	(1,584)	–

Total non-operating items	$ (26,579)	$ (16,213)	$ (.05)

(1)	Loss on derivatives and related investments represents the net change in fair values of the Company’s PHONES derivatives and related Time Warner shares.

(2)	In the first quarter of 2005, the Company reduced its income tax expense and liabilities by a total of $12 million as a result of favorably resolving certain federal income tax issues.

(3)	In the first quarter of 2004, gain on sales of investments relates primarily to the sale of the Company’s 50% interest in La Opinion.

(D)

For the first quarters of 2005 and 2004, weighted average common shares outstanding used in the calculation of diluted EPS were adjusted for the dilutive effect of stock options. The Company’s Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS for the first quarter of either year because their effects were antidilutive. Following are the calculations for the first quarter:

	First Quarter
	2005	2004
Net income	$ 142,847	$ 120,681
Dividends for Series C, D-1 and D-2 preferred stock	(2,090)	(2,077)

Net income attributable to common shares	$ 140,757	$ 118,604

Weighted average common shares outstanding	317,307	329,303
Assumed exercise of stock options, net of common
shares assumed repurchased	3,059	6,791

Adjusted weighted average common
shares outstanding	320,366	336,094

Diluted earnings per share	$ .44	$ .35

(E)	The number of common shares outstanding, in thousands, at March 27, 2005 was 317,515.

TRIBUNE COMPANY
FIRST QUARTER BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	FIRST QUARTER
	2005	2004	% Change
PUBLISHING
Operating Revenues	$ 1,005,512	$ 1,003,583	0.2
Cash Operating Expenses (A)	(762,327)	(768,942)	(0.9)

Operating Cash Flow (B) (C)	243,185	234,641	3.6
Depreciation and Amortization Expense	(44,646)	(45,093)	(1.0)

Total Operating Profit (C)	$ 198,539	$ 189,548	4.7

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$ 290,089	$ 306,439	(5.3)
Radio/Entertainment	20,143	22,295	(9.7)

Total Operating Revenues	310,232	328,734	(5.6)

Cash Operating Expenses (A)
Television	(190,970)	(192,277)	(0.7)
Radio/Entertainment (D)	(39,450)	(26,742)	47.5

Total Cash Operating Expenses (D)	(230,420)	(219,019)	5.2

Operating Cash Flow (B) (C)
Television	99,119	114,162	(13.2)
Radio/Entertainment	(19,307)	(4,447)	NM

Total Operating Cash Flow	79,812	109,715	(27.3)

Depreciation and Amortization Expense
Television	(11,678)	(11,759)	(0.7)
Radio/Entertainment	(1,168)	(1,337)	(12.6)

Total Depreciation and Amortization Expense	(12,846)	(13,096)	(1.9)

Operating Profit (Loss) (C)
Television	87,441	102,403	(14.6)
Radio/Entertainment	(20,475)	(5,784)	NM

Total Operating Profit	$ 66,966	$ 96,619	(30.7)

CORPORATE EXPENSES
Operating Cash Flow (B) (C)	$ (13,047)	$ (12,471)	4.6
Depreciation and Amortization Expense	(401)	(421)	(4.8)

Total Operating Loss (C)	$ (13,448)	$ (12,892)	4.3

CONSOLIDATED
Operating Revenues	$ 1,315,744	$ 1,332,317	(1.2)
Cash Operating Expenses (A)	(1,005,794)	(1,000,432)	0.5

Operating Cash Flow (B) (C)	309,950	331,885	(6.6)
Depreciation and Amortization Expense	(57,893)	(58,610)	(1.2)

Total Operating Profit (C)	$ 252,057	$ 273,275	(7.8)

(A)

The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors. Cash operating expenses are not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the first quarter of 2005:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$ 806,973	$ 243,266	$ 13,448	$ 1,063,687
Less: depreciation and amortization expense	44,646	12,846	401	57,893

Cash operating expenses	$ 762,327	$ 230,420	$ 13,047	$ 1,005,794

Following is a reconciliation of operating expenses to cash operating expenses for the first quarter of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$ 814,035	$ 232,115	$ 12,892	$ 1,059,042
Less: depreciation and amortization expense	45,093	13,096	421	58,610

Cash operating expenses	$ 768,942	$ 219,019	$ 12,471	$ 1,000,432

(B)

Operating cash flow is defined as operating profit before depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments. The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors. These groups use operating cash flow along with other measures as a way to estimate the value of a company. The Company’s definition of operating cash flow may not be consistent with that of other companies. Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(C)	Operating profit for each segment excludes interest income and expense, equity income and losses, non-operating items and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the first quarter of 2005:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$ 198,539	$ 66,966	$ (13,448)	$ 252,057
Add back: depreciation and amortization expense	44,646	12,846	401	57,893

Operating cash flow	$ 243,185	$ 79,812	$ (13,047)	$ 309,950

Following is a reconciliation of operating profit (loss) to operating cash flow for the first quarter of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$ 189,548	$ 96,619	$ (12,892)	$ 273,275
Add back: depreciation and amortization expense	45,093	13,096	421	58,610

Operating cash flow	$ 234,641	$ 109,715	$ (12,471)	$ 331,885

(D)	Broadcasting and entertainment cash operating expenses for the first quarter of 2005 include $13.5 million related to the Chicago Cubs trade of Sammy Sosa.

TRIBUNE COMPANY
SUMMARY OF REVENUES (Unaudited)
For Period 3 and First Quarter Ended March 27, 2005
(In thousands)

	Period 3 (4 weeks)			First Quarter (13 weeks)
	2005	2004	% Change	2005	2004	% Change
Publishing
Advertising
Retail	$ 96,248	$ 97,793	(1.6)	$ 301,754	$ 294,868	2.3
National	60,372	63,773	(5.3)	206,509	207,667	(0.6)
Classified	88,753	89,151	(0.4)	279,726	272,188	2.8

Sub-Total (A)	245,373	250,717	(2.1)	787,989	774,723	1.7
Circulation	46,598	51,650	(9.8)	151,716	165,903	(8.6)
Other	21,210	20,637	2.8	65,807	62,957	4.5

Segment Total	313,181	323,004	(3.0)	1,005,512	1,003,583	0.2

Broadcasting & Entertainment
Television	95,503	102,247	(6.6)	290,089	306,439	(5.3)
Radio/Entertainment	10,056	10,349	(2.8)	20,143	22,295	(9.7)

Segment Total	105,559	112,596	(6.2)	310,232	328,734	(5.6)

Consolidated Revenues	$418,740	$435,600	(3.9)	$1,315,744	$1,332,317	(1.2)

(A)	Publishing advertising revenues for 2004 have been reclassified to conform with the 2005 presentation. There was no effect on total revenues.

TRIBUNE COMPANY
SUMMARY OF NEWSPAPER ADVERTISING VOLUME (Unaudited) (A)
For Period 3 and First Quarter Ended March 27, 2005
(In thousands)

	Period 3 (4 weeks)			First Quarter (13 weeks)
	2005	2004	% Change	2005	2004	% Change
Full Run
L.A. Times	168	182	(7.7)	583	622	(6.3)
Chicago Tribune	151	172	(12.2)	503	527	(4.6)
Newsday	109	122	(10.7)	353	362	(2.5)
Other Daily Newspapers (B)	1,044	1,160	(10.0)	3,289	3,519	(6.5)

Total	1,472	1,636	(10.0)	4,728	5,030	(6.0)

Part Run
L.A. Times	411	449	(8.5)	1,310	1,441	(9.1)
Chicago Tribune	547	538	1.7	1,672	1,550	7.9
Newsday	154	144	6.9	460	427	7.7
Other Daily Newspapers (B)	520	502	3.6	1,599	1,549	3.2

Total	1,632	1,633	(0.1)	5,041	4,967	1.5

Total Advertising Inches
Full Run
Retail	446	465	(4.1)	1,405	1,399	0.4
National	297	351	(15.4)	998	1,063	(6.1)
Classified	729	820	(11.1)	2,325	2,568	(9.5)

Sub-Total	1,472	1,636	(10.0)	4,728	5,030	(6.0)
Part Run	1,632	1,633	(0.1)	5,041	4,967	1.5

Total	3,104	3,269	(5.0)	9,769	9,997	(2.3)

Preprint Pieces
L.A. Times	272,894	257,247	6.1	890,896	755,763	17.9
Chicago Tribune	351,294	280,092	25.4	1,069,207	902,555	18.5
Newsday	208,976	209,418	(0.2)	667,629	637,080	4.8
Other Daily Newspapers (B)	299,592	327,120	(8.4)	974,070	973,340	0.1

Total	1,132,756	1,073,877	5.5	3,601,802	3,268,738	10.2

(A)

Volume for 2004 has been modified to conform with the 2005 presentation. Volume is based on preliminary internal data, which may be updated in subsequent reports. Advertising volume is presented only for daily newspapers.

(B)

Other daily newspapers include The Baltimore Sun, South Florida Sun-Sentinel, Orlando Sentinel, The Hartford Courant, The Morning Call, Daily Press, The Advocate, Greenwich Time, Hoy, New York, Hoy, Chicago and Hoy, Los Angeles.